Exhibit 99.1

Meat Industry Veteran Bill Rupp Joins Bion’s Board of Directors

January 30, 2023. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment technology and premium sustainable beef, announced today that Bill Rupp will join Bion’s Board of Directors, effective February 15, 2023.

In September of 2022, Mr. Rupp was named to Bion’s Advisory Group. Bill brings 37 years of experience, including 18 years in senior leadership roles with Cargill and JBS, two of the world’s largest meat packers. His operating expertise and industry relationships will be invaluable in his role, where he will work directly with Bill O’Neill, Bion’s CEO, to build a team and strategy to commercialize Bion’s technology and product line.

Mr. Rupp spent 25 years with Cargill, the last ten as President of Cargill Beef. He oversaw Cargill’s global beef business operations that did over $25 billion in annual sales in the U.S., Canada, Argentina, and Australia. Mr. Rupp also served five years as President of JBS Beef, where he led JBS’s North American beef business that did approximately $20 billion in sales. In 2021, Mr. Rupp was inducted into the National Provisioners’ Meat Packer Hall of Fame. He is a senior advisor at Sustainable Beef, LLC, a rancher-owned packing plant being developed in western Nebraska, that has attracted an equity investment by Walmart (NYSE: WMT). Bion recently announced an LOI with Olson Farms/TD Angus, a cattle breeding and feeder operation that is a founding member of Sustainable Beef, LLC.

Mr. Rupp said, “The livestock industry – beef in particular – is changing; it must become more sustainable. Today’s consumer is well-informed, and they are increasingly health- and environment-conscious. Alternative products, including plant-based, that were billed as sustainable were initially successful but have failed to meet consumer tastes and concerns. Bion’s technology and business model provides the industry with a better way to feed cattle and connect the consumer with the real beef they want: beef that will now be truly sustainable, independently verified, and consistent with their tastes. I look forward to helping make it a reality – for the producer, the consumer, and the planet.”

Bill O’Neill said, “As we build our team, I can’t think of anyone better suited to bring an experienced industry voice to our Board and organization. His accomplishments in the industry speak for themselves. We were happy when he joined the Advisory Group. We are thrilled he has the confidence in Bion and our opportunity to join the Board.”

_________________________________

About Bion: Bion’s patented third generation technology (Gen3Tech) was designed to largely mitigate the environmental impacts of large-scale livestock production, increase its resource efficiencies, and deliver a USDA-certified sustainable product to the consumer. The platform simultaneously prevents pollution to air, water, and soil, while recovering high-value organic fertilizer coproducts and renewable energy that increase revenues. Bion’s Gen3Tech platform can create a pathway to true economic and environmental sustainability with ‘win-win’ benefits for a premium sector of the $175 billion U.S. livestock industry and the consumer. For more information, see Bion’s website at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘will’, ‘must’, ‘look forward (to)’, and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

SVP, Director of Communications

303-898-4945 direct